EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Verso Technologies, Inc.:

     We consent to the use of our reports dated February 27, 2004, except as to note 5 which is as of March 6, 2005, with respect to the consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2003 of Verso Technologies, Inc. and subsidiaries, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Atlanta, Georgia

May 31, 2006